UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 333-99207-01
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                    BEAR STEARNS ASSET BACKED FUNDING INC.
                                 on behalf of
                         Whole Auto Loan Trust 2002-1
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            (Exact name of registrant as specified in its charter)

                              383 Madison Avenue
                   New York, New York 10179 (212) 272-2000
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                       (Address, including zip code, and
                          telephone number, including
            area code, of registrant's principal executive offices)

            The following securities issued by Whole Auto Loan Trust 2002-1:
                 $850,000,000 Class A-1 1.42% Asset Backed Notes
                 $956,875,000 Class A-2 1.88% Asset Backed Notes
                 $634,550,000 Class A-3 2.60% Asset Backed Notes
                 $353,212,000 Class A-4 3.04% Asset Backed Notes
                  $72,777,000 Class B 2.91% Asset Backed Notes
                  $29,110,000 Class C 4.29% Asset Backed Notes
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

          Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: 64
              --

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned thereunto duly authorized.

                                        BEAR STEARNS ASSET BACKED FUNDING INC.


Date:  February 3, 2005                 By:    /s/ Brant Brooks
                                            ----------------------------------
                                        Name:  Brant Brooks
                                        Title:  Senior Vice President



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